Exhibit 99.1

FIRST PRIORITY FINANCIAL CORP.

Proxy for Special Meeting of Shareholders

to be held [—], 2012

This Proxy is being solicited on behalf of the Board of Directors

The undersigned hereby appoints [Matthew L. Miller and Alice D. Flaherty], with full power of substitution, to appear at the Special Meeting of Shareholders of First Priority Financial Corp. (“First Priority”) to be held at The Desmond Hotel and Conference Center, 1 Liberty Boulevard, Malvern, Pennsylvania 19355 on [—], 2012 at [—] local time, and at any postponement or adjournment thereof (the “Special Meeting”), and to vote all of the shares of common stock of First Priority which the undersigned is entitled to vote, with all the powers and authority the undersigned would possess if personally present. The undersigned hereby directs that this proxy be voted as follows:

The Board of Directors recommends a vote FOR each of the proposals listed below.

	FOR	AGAINST	ABSTAIN
1. Proposal to adopt the Agreement and Plan of Merger, dated May 23, 2012, by and between First Priority and Affinity Bancorp, Inc.	☐	☐	☐

2. Proposal to adjourn the Special Meeting to a later date or dates, if necessary, to permit further solicitation of proxies.	☐	☐	☐

This proxy shall be voted “for” the proposals listed above unless otherwise indicated. If any other business is presented at said Special Meeting, this proxy shall be voted in accordance with the discretion of the proxyholder. This proxy may be revoked in writing at any time prior to exercise, or by voting in person at the Special Meeting.

Please indicate if you plan to attend this meeting:	☐ Yes	☐ No

Date: ,2012

Signature(s) of Shareholder(s)

When signing as an attorney, executor, administrator, trustee or guardian, please give full title. If more than one trustee, all should sign. All joint owners must sign.

PLEASE DATE, SIGN AND MAIL PROMPTLY

IN THE ENCLOSED STAMPED RETURN ENVELOPE